Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer or Katie Hayes, Investor Relations @ 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION ANNOUNCES

STRONG 2010 FIRST HALF RESULTS

Operating Income for First Six Months Up 19%

Company elects new Director, Board increased to eight members

Oak Brook, Illinois – August 3, 2010 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) - the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services, today reported financial results for the three and six months ended June 30, 2010.

Commentary

Douglas B. Mackie, President and Chief Executive Officer, said, “Great Lakes had a strong first six months, achieving 19% growth in operating income and a 37% increase in net income attributable to Great Lakes, compared with a strong 2009 first half. Earnings improved due to the higher volume of domestic work and favorable contract margins, particularly on beach projects, that more than offset a decline in foreign dredging activity. In addition, we continue to see encouraging signs in the demolition business as quarter-end backlog levels are more than twice that of a year ago.

“During the quarter, we were contracted to assist in the construction of sand berms off the Louisiana coast in response to the Deepwater Horizon oil spill. This capital work is expected to be an important contributor to our third quarter’s revenue.”

“I’m very pleased to report the election of Carl A. Albert to our Board of Directors, increasing our Board size to eight, seven of whom are independent and one who represents Great Lakes’ senior management. Carl has had an extremely successful career in the airline, aerospace and the paper packaging businesses, and more recently as a private investor. The breadth of operating and investment experience he brings will make his counsel invaluable as we move forward.”

2010 Second Quarter Operating Results

Total revenues for the quarter ended June 30, 2010 were $180.1 million, an increase of more than 26% from $142.5 million last year. This strong performance was driven by sizable increases in both domestic capital dredging and beach nourishment revenue that more than offset a moderate decline in domestic maintenance dredging revenues and a sharp reduction in foreign dredging activity. As previously noted, foreign revenue has decreased since the second half of 2009 as projects in backlog have concluded and new work in the Middle East is slow in being awarded. Demolition revenues in the quarter were $14.5 million, comparable with a year ago.

For this year’s second quarter, the strong revenue growth yielded more than a 21% increase in gross profit to $34.6 million from $28.6 million a year ago. Nevertheless, gross profit margin (gross profit divided by revenue) decreased to 19.2% from 20.0%, primarily due to the reduced activity in the Middle East that resulted in certain vessels being idle.

Operating income increased by more than 20% to $20.1 million versus $16.8 million a year ago, despite the $2.7 million increase in general and administrative expenses. This increase was due to the recognition in the 2010 second quarter of $2.7 million for severance expense.

Interest expense decreased for the quarter by $1.7 million to $3.0 million. This was primarily due to a gain of $0.9 million in the quarter from the Company’s interest rate swaps, compared with a $0.5 million loss on those swaps in the same period last year. Net income attributable to Great Lakes Dredge & Dock Corporation for the quarter was up by more than 45% to $10.8 million, or $0.18 per diluted share, versus $7.4 million, or $0.13 per diluted share, a year ago. EBITDA (as defined below) was $29.1 million for the 2010 quarter, a nearly 30% increase from $22.6 million in the prior year.

Continued strong cash flow from operations resulted in cash and cash equivalents of $52.8 million as of June 30, 2010. Outstanding at June 30, 2010 was $175 million of 7 3/4% senior subordinated debt and performance letters of credit of $32.3 million, including $16.6 million of which were issued under the Company’s revolving credit facility. During the quarter, the Company amended its credit facility to remove a defaulting lender, effectively reducing the facility from $155 million to $145 million. The revolving credit facility, which matures in June 2012, includes an $85 million sublimit for the issuance of letters of credit. At June 30, 2010 the Company had $128.4 million of borrowings available under this facility.

Six Months Ended June 30, 2010

Revenues for the six-month period ended June 30, 2010 increased by more than 6% to $341.5 million compared with $321.7 million for the same 2009 period, primarily as a result of higher domestic dredging activity. Gross profit margin reached 19.1%, up from 17.3% a year earlier, largely due to favorable contract margins on a number of domestic capital dredging and beach nourishment projects.

The increases in revenue and gross profit margin boosted operating income by more than 19% to $39.6 million from $33.2 million. Year to date 2010 EBITDA increased 12% to $57.3 million, compared with $51.0 million for the same period of 2009.

Interest expense for the six-month period ended June 30, 2010 decreased by $2.7 million to $6.2 million partly due to the lack of borrowings on the Company’s revolving credit facility for most of 2010. In addition, the Company recorded a $1.7 million gain from its interest rate swaps, versus a $0.5 million loss last year. Net income increased 37% to $20.1 million, or $0.34 per diluted share, from $14.7 million, or $0.25 per diluted share, a year earlier.

Bid Market & Backlog

The domestic dredging bid market for the second quarter of 2010 included beach and maintenance work and totaled $91 million, resulting in $303 million of work having been awarded in the first six months of this year. Last year’s $521 million domestic bid market for the same period was supplemented by federal stimulus-funded maintenance projects. Great Lakes has won all the beach projects awarded to date in 2010, which totaled $23.6 million, as well as 34%, or $53.0 million, of the maintenance projects. With regard to the second quarter, the Company won 48% of the overall domestic bid market versus a 16% win rate in this year’s first quarter. This range underscores the variability that can occur in the quarter to quarter bid results. Despite this variability, the Company’s contract win rate for the last three years has averaged 46%.

This bid market data excludes work related to the construction of berms off the coast of Louisiana in response to the Deepwater Horizon oil spill in the Gulf of Mexico. BP has established a $360 million escrow account to fund the construction of these berms. The berm construction project is being managed by Shaw Environmental & Infrastructure Inc., (Shaw). Great Lakes and other domestic dredging companies are working on this project under contracts with Shaw.

The Company’s dredging backlog decreased to $249 million as of June 30, 2010 from $365 million at December 31, 2009 due to a combination of factors. First, with its strong operating performance during the first six months, the Company has worked off a considerable portion of its previous backlog. Second, there has been a relatively low level of new projects generated by the domestic bid market to date. Finally, foreign contracts continue to be procured at a sluggish pace as customers await confirmation that the global economy has begun a sustainable recovery. The Company’s June 30, 2010 backlog does include approximately 60 days worth of capital dredging for six dredges and other support equipment for berm work off the Louisiana coast. Demolition services backlog at quarter end more than doubled to $57.6 million, from $23.7 million a year earlier, reflecting the Company’s continuing progress in expanding into new markets, specifically New York.

New Director Elected

On July 30, 2010, Carl A. Albert, Board Chair of Boise Inc., a leading manufacturer of packaging and paper products, was elected to the Board of Directors of Great Lakes Dredge & Dock Corporation. Mr. Albert has had a distinguished career in the aerospace industry and more recently as an investor. Since 2000, Mr. Albert has served as Board Chair and Chief Executive Officer of Fairchild Venture Capital Corporation, a private investment firm. From 1990 to 2000, he was the majority owner, Chairman and Chief Executive Officer of Fairchild Aerospace Corporation and Fairchild Dornier Luftfahrt, GmbH, both aircraft manufacturers. After providing start-up venture capital, he served from 1981 – 1988 as the Board Chair and Chief Executive Officer of Wings West Airlines, a regional airline that was acquired, during 1988, by AMR Corporation, the parent of American Airlines.

Earlier in his career, he was an attorney practicing business, real estate and corporate law. He received a B.A. from the University of California at Los Angeles (UCLA) and an L.L.B. from the UCLA School of Law.

Commentary

Doug Mackie continued, “We are very pleased with our 2010 results to date. The strong 2009 domestic bid market, bolstered by stimulus funding, provided a solid backlog on which the Company performed at better than estimated margins as a result of favorable dredge employment and efficient project execution in the first half of 2010.

“Looking forward, we believe that positive momentum continues for passing the Harbor Maintenance Trust Fund (“HMTF”) initiative. The bill, if passed, would ensure that the Fund’s revenues are used for its intended purpose, predominately maintenance dredging. Currently before Congress, this legislation enjoys significant support on both sides of the aisle. The HMTF bill was included in the new Water Resources Development Act (“WRDA”) legislation that was introduced in the House last week and is anticipated to be introduced in the Senate in the near term. Also on the domestic front, there is increased attention being focused on expansion projects for East and Gulf Coast ports. The number of ports and the size of projects, many of which are by-products of the Panama Canal expansion, will have a substantial impact on the U.S. dredging market.

“Internationally, we are excited about entering into the Brazil market. During July, we began mobilizing our hopper dredge, Reem Island, from Bahrain to Brazil for a deepening project in the Port of Natal. The vessel is expected to arrive by mid-August and commence dredging in early September. We are optimistic that there will be additional projects in this region going forward. In addition, plans continue to develop in the Middle East as increasing economic stability fosters more confidence in moving ahead with infrastructure projects although of a lesser scope than those we have seen in the past. We continue to expect higher activity levels to return to the region during 2011.

Financial Outlook

Doug Mackie concluded, “Based on the first half results, we’re looking forward to another strong year for Great Lakes. Today, we are giving EBITDA guidance for 2010 in the range of $83 to $88 million. The first half of 2010 was very strong, with over $28 million of EBITDA in each quarter. However, we begin the second half with a lower backlog than at the beginning of 2010. While work off the coast of Louisiana is a positive in terms of equipment deployment, since this work was negotiated based on daily rental rates, the expected margins are lower than we have experienced on recent capital and beach work. So even though the last six months could be positively impacted by the demand for beach and maintenance work picking up and the demolition business continuing to gain momentum, we think it is prudent to moderate expectations for the second half versus the first six months.”

Use of EBITDA

EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense. EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement. EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. (For further explanation, please refer to the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, August 3rd at 10:30 a.m. C.D.T. The call in number is 866-700-7173 and passcode is 93206294. The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website. The conference call will be available by replay for two weeks, by calling
888-286-8010 and providing passcode 48493888.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 120-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the U.S. industry, comprised of over 180 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2009, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’ future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation

Condensed Consolidated Statement of Operations

(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$180,135	$142,455	$341,535	$321,658

Gross profit	34,589	28,558	65,073	55,595

General and administrative	(14,266)	(11,591)	(25,226)	(21,990)
Amortization of intangible assets	(108)	(193)	(218)	(386)

Operating income	20,215	16,774	39,629	33,219

Other income (expense)
Interest expense- net	(2,995)	(4,730)	(6,215)	(8,998)
Equity (loss) in joint ventures	(131)	(9)	(853)	(565)

Income before income taxes	17,089	12,035	32,561	23,656

Income taxes	(6,755)	(4,631)	(12,994)	(9,802)

Net income	10,334	7,404	19,567	13,854

Net loss attributable to noncontrolling interests	474	27	567	891

Net income attributable to Great Lakes Dredge & Dock Corporation	$10,808	$7,431	$20,134	$14,745

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.18	$0.13	$0.34	$0.25
Basic weighted average shares	58,602	58,499	58,602	58,494

Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.18	$0.13	$0.34	$0.25
Diluted weighted average shares	58,795	58,554	58,791	58,521

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income attributable to Great Lakes Dredge & Dock Corporation to EBITDA

(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net income attributable to Great Lakes Dredge & Dock Corporation	$10,808	$7,431	$20,134	$14,745
Adjusted for:
Interest expense, net	2,995	4,730	6,215	8,998
Income taxes	6,755	4,631	12,994	9,802
Depreciation and amortization	8,554	5,836	17,993	17,482

EBITDA	$29,112	$22,628	$57,336	$51,027

Great Lakes Dredge & Dock Corporation

Selected Balance Sheet Information

(Unaudited and in thousands)

	As of
	June 30, 2010	December 31, 2009

Cash and cash equivalents	$52,802	$3,250
Total current assets	246,556	232,436
Total assets	669,355	665,426
Total short-term debt	669	1,200
Total current liabilities	141,256	141,149
Long-term debt	175,000	186,000
Total equity	262,812	244,549

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net cash flows provided by operating activities	$38,860	$28,512	$76,059	$12,331

Great Lakes Dredge & Dock Corporation

Revenue and Backlog Data

(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues (in thousands)	2010	2009	2010	2009
Dredging:
Capital - U.S.	$72,164	$37,720	$116,251	$92,198
Capital - foreign	13,640	45,521	39,212	89,776
Beach	43,099	1,514	81,704	23,146
Maintenance	36,696	43,756	77,473	89,703

Dredging Revenue	165,599	128,511	314,640	294,823
Demolition	14,536	13,944	26,895	26,835

Total Revenue	$180,135	$142,455	$341,535	$321,658

	As of June 30,
Backlog (in thousands)	2010	2009
Dredging:
Capital - U.S.	$170,709	$216,494
Capital - foreign	35,899	79,379
Beach	10,860	11,490
Maintenance	31,681	82,726

Dredging Backlog	249,149	390,089
Demolition	57,601	23,729

Total Backlog	$306,750	$413,818

Great Lakes Dredge & Dock Corporation

Full Year EBITDA Guidance Reconcilation to Net Income

For the Year Ended December 31, 2010

	Lower	Upper

Estimated Net income attributable to Great Lakes Dredge & Dock Corporation	$21,300	$24,300
Adjusted for estimated:
Interest expense, net	13,000	13,000
Income taxes	14,200	16,200
Depreciation and amortization	34,500	34,500

EBITDA Guidance	$83,000	$88,000